                            UNITED STATES OF AMERICA
                                   BEFORE THE
                       SECURITIES AND EXCHANGE COMMISSION

In Re Form U-1 Application of                             )
                                                          )
PG&E Corporation, Pacific Gas and Electric                )
Company and Newco Energy Corporation                      )   File No. 70-10047
                                                          )
Under The Public Utility Holding Company                  )
Act of 1935                                               )

                                    EXHIBIT I
                                    ---------

                                MEMORANDUM OF LAW
                 OF APPLICANTS PG&E CORPORATION, PACIFIC GAS AND
                  ELECTRIC COMPANY AND NEWCO ENERGY CORPORATION
               REGARDING PREEMPTION OF STATE REGULATORY APPROVALS
               --------------------------------------------------

                  PG&E Corporation ("Corp." or the "Parent"), its subsidiary, Pacific Gas and Electric Company ("PG&E" or the "Debtor" and together with Corp., the "Proponents") and Debtor's subsidiary, Newco Energy Corporation ("Newco") (collectively, the "Applicants"), jointly submit this memorandum of law in connection with their Form U-1 Application (the "Application") seeking approval of certain transactions under Section 9(a)(2) of the Public Utility Holding Company Act of 1935, as amended (the "Act"). This memorandum is Exhibit I to the Form U-1 Application and addresses issues arising under Section 10(f) of the Act.

                              Preliminary Statement
                              ---------------------

                  Section 10(f) of the Act provides that:

                  The Commission shall not approve any acquisition as to which an application is made under this section unless it appears to the satisfaction of the Commission that such State laws as may apply in respect of such acquisition have been complied with, except where the Commission finds that compliance with such State laws would be detrimental to the carrying out of the provisions of
         Section 11. 15 U.S.C.(S) 9j(f)(2000).

         Section 10(f) expressly refers to compliance with "such State laws as may apply." An applicant need not demonstrate compliance with State laws that do not apply. As such phrase has been interpreted by the Commission in applicable precedent, this phrase refers only to state laws that are the concern of state utility and securities commissions./1/ In the present case, there are a limited number of State laws and regulations that, although potentially applicable outside of bankruptcy, by virtue of federal preemption under the Bankruptcy Code will not apply here.

         As a fundamental part of the bankruptcy reorganization at issue here, Applicants have taken the position before the United States Bankruptcy Court for the Northern District of California, San Francisco Division (Hon. Dennis Montali, presiding) (the "Bankruptcy Court"), that the PG&E reorganization plan is not subject to veto or interference under state law because of the principle of federal preemption. In particular, Applicants contend that (i) certain state laws and regulations administered by the California Public Utilities Commission ("CPUC"), as well as certain provisions of the California Corporations Code, that might otherwise apply outside of bankruptcy to implementation of the restructuring transactions described in the proposed plan of reorganization (such state laws and regulations, the "Preempted State Laws"), are

------------------------------

/1/ See Texas Utils. Co., HCAR No. 501, 1936 SEC LEXIS 1750 (Dec. 31, 1936); see also Wisconsin Elec. Power Co., HCAR No. 24267, 1986 SEC LEXIS 124
(Dec. 18, 1986).

         Indeed, the Commission has stated that reference to the legislative history of [Section 10(f)] makes it clear that the words `such State laws as may apply' mean only such State laws as impose obligations with reference to proceedings before State commissions.

Texas Utils. Co.,  1936 SEC LEXIS 1750, *20.

preempted under the Bankruptcy Code as a matter of federal law, and (ii) compliance with the Preempted State Laws, and therefore review or approval by the CPUC, is unnecessary by virtue of the Bankruptcy Code and confirmation of the Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for PG&E (the "Plan") filed by PG&E and Corp. in the currently pending Chapter 11 proceedings of the Debtor (the "Chapter 11 Case")./2/

         Applicants contend that preemption extends to a limited number of state laws that would either block the reorganizing transactions up front, or would allow the state to undo the benefits of the restructuring after the fact. Once the restructuring is complete, all state laws will apply in the ordinary course to the new and restructured entities./3/ The various businesses will be governed under the same rules as any other similarly situated companies.

         There is nothing wrongful or illegal about the corporate structure envisioned by the Plan. Once such a structure were implemented, state law would not preclude the operation of the reorganized companies on an ongoing basis. If a new company wanted to organize itself in the manner proposed by the Plan, it could do so. The only issue is whether state laws that block the reorganization itself, or give the CPUC

------------------------------

/2/   The Plan is expressly conditioned upon receiving the same SEC approvals that would apply outside of bankruptcy. Thus the question whether the Bankruptcy Code does or does not preempt or otherwise override the Act is not relevant and need not be considered as part of this Application.

/3/   As a result of the restructuring, certain assets will be regulated by the
FERC and not the CPUC. Thus, state regulation may no longer apply to these assets. This lack of state regulation, however is not a function of preemption. It is simply a consequence of reorganizing. As the Bankruptcy Court noted in its "Memorandum Decision Regarding Preemption and Sovereign Immunity," February 7, 2002, In re PACIFIC GAS AND ELECTRIC COMPANY," Bankruptcy Case No. 01-30923DM, United States Bankruptcy Court, Northern District of California (the "February 7 Decision") at 31, there is nothing inherently wrong with moving from state to federal regulation. Nor is a switch in regulatory oversight one of the factors to be considered in determining whether to confirm a plan. 11 U.S.C. (S) 1129.

discretion to do so, can prevent PG&E from realigning its business in an otherwise legal arrangement.

         Bankruptcy court approval of the Plan will have the effect of establishing that the Preempted State Laws do not apply to the transactions that are the subject of the Application. Section 10(f) is applicable only to "such state laws as may apply." There is no need for the Securities and Exchange Commission (the "Commission") to make an independent determination that the Preempted State Laws are indeed preempted. The Bankruptcy Court Order, if and when it is issued, will make that determination.

         This memorandum is submitted in order to assist the Commission in understanding the relationship of the Bankruptcy Court's Order to the determination it must make under Section 10(f) of the Act, and to summarize for the Commission's information the basis in law for the ruling that has been requested of the Bankruptcy Court.

                                Summary of Facts
                                ----------------

         On September 20, 2001, PG&E and Corp. filed the initial version of the Plan and accompanying Disclosure Statement in the Chapter 11 Case. Thereafter, a series of amendments and modifications to the Plan and Disclosure Statement were made. These changes reflected agreements reached with creditors, as well as rulings of the Bankruptcy Court in response to objections made to the Disclosure Statement. On April 24, 2002, the Bankruptcy Court entered an Order approving the Disclosure Statement, as modified,/4/ as containing "adequate information," as such term is used in Section 1125(a)

------------------------------

/4/ Disclosure Statement for Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company Proposed By Pacific Gas and Electric Company and PG&E Corporation (dated April 19, 2002).

of the Bankruptcy Code, to allow the holders of claims and equity interests to make an informed judgment in deciding whether to vote to accept or reject the Plan.

         The Plan is designed to satisfy PG&E's financial obligations to creditors, restore equity value and enable PG&E to emerge from Chapter 11 as a viable and healthy business enterprise. The Plan meets the objectives and satisfies all of the requirements of the Bankruptcy Code. The Plan restores PG&E to creditworthy status by maximizing the value of PG&E's assets, pays creditors in full, with interest, provides for the retention by equity holders of the residual, maximized equity value, and provides for PG&E and the newly created entities under the Plan to continue to operate PG&E's various business lines, employ PG&E's workers and serve millions of energy consumers in California.

         To do so, the Plan restructures or disaggregates PG&E's four traditional business lines among four separate entities:

     . A retail gas and electric distribution company ("Reorganized PG&E"). Reorganized PG&E will serve customers in northern and central California, and will remain under the regulatory jurisdiction of the CPUC.

     . An electric generation company ("Gen"). Under the Plan, the generating assets and certain related liabilities and certain related liabilities of PG&E will be transferred to this independent generating company. Upon consummation of the Plan, the operations of Gen will be subject to the jurisdiction of (a) the Federal Energy Regulatory Commission ("FERC"), which will have license and operating jurisdiction over the hydroelectric facilities and rate jurisdiction over the sale of the output of the entire Gen portfolio; (b) the Nuclear Regulatory Commission ("NRC"), which will continue to have jurisdiction over operations of the Diablo Canyon nuclear power plant; and (c) a variety of other federal, state and local agencies, which will continue to have jurisdiction over many aspects of the operations of Gen and its susidiaries.

     . An electric transmission company ("ETrans"). PG&E will transfer to ETrans the majority of the assets and certain related liabilities associated with its current electric transmission business. ETrans will provide open access transmission to customers, as it does today; its rates, terms and conditions of service will be under the regulatory jurisdiction of the FERC.

     . An interstate gas transmission company ("GTrans"). The gas transmission assets and certain related liabilities of PG&E will be transferred to GTrans, which will operate as an interstate gas pipeline under the regulatory jurisdiction of the FERC.

PG&E has already formed Gen, ETrans and GTrans as wholly-owned subsidiaries of Newco, a wholly-owned subsidiary of PG&E, but has not yet transferred utility assets to these newly-formed companies.

         As part of the Plan, Reorganized PG&E and Gen will enter into a 12-year power sales agreement under which Reorganized PG&E will purchase the output of Gen's facilities and extant power procurement contracts at a fixed price that averages 5.1 cents per kWh on an average levelized basis. Reorganized PG&E and GTrans will enter into a transmission and storage services agreement by virtue of which Reorganized PG&E will acquire natural gas transmission and storage capacity from GTrans. Reorganized PG&E and the other entities will enter into a variety of other transitional agreements by which property will be shared or services provided. Reorganized PG&E, Gen, ETrans and GTrans together will issue more than $9 billion in debt to creditors and the public markets. PG&E will distribute the common stock of Newco to Parent, and Parent will spinoff Reorganized PG&E to Parent's public shareholders by distributing its Reorganized PG&E common stock to the shareholders./5/

         All of the Plan transactions, including the spin-off of PG&E, are essential to PG&E's ability to issue sufficient debt to pay its creditors in full and restore value to

-------------------------------

/5/ In preparation for the spin-off, PG&E will declare and pay a stock dividend to Parent sufficient to bring Parent's ownership of PG&E's common stock equal to the number of outstanding shares of Parent's common stock. For further description of the restructuring contemplated by the Plan, see Application at 2-6, 12-22, 26-32.

equity holders. As fully described in the Application, the financial purpose of the Plan is to restore and create four creditworthy entities that can obtain investment grade credit ratings. It is critical for each entity, including Reorganized Debtor, to be able to access the capital markets, both long- and short-term, in order to pay the valid claims of Debtor's creditors and meet the entities' ongoing needs for capital in connection with the continuing enhancement and expansion of energy delivery infrastructure. In order to emerge from bankruptcy and pay valid claims of its creditors, the various companies must issue more than $9 billion of debt securities. Only the investment grade capital markets have the depth of demand capable of satisfying this requirement. See Opinion of Lehman Brothers (filed as Exhibit G-1 to the Application). Moreover, Reorganized Debtor, ETrans, Gen and GTrans together are expected to make capital investments of about $1.6 billion annually after emerging from bankruptcy. If the Plan is not implemented in a timely manner, Debtor may not be able to maintain this level of investment in the face of growing creditor pressure to be paid.

         Outside of bankruptcy, some or all of the transactions described above would be subject to the approval of the CPUC, the California agency charged with regulating public utilities. As fully discussed herein, however, such approvals are preempted by operation of the Bankruptcy Code.

                             Summary of Conclusions
                             ----------------------

         The CPUC has authority under ordinary circumstances to review and approve, among other things, a utility's creation of new corporate entities, spin-off of subsidiaries, transfer of assets and issuance of debt and securities. Each of these is a critical part of the reorganization under Chapter 11 of any large entity and certainly of the Plan. Because of the size and scope of this Chapter 11 case and the Debtor's status as a regulated utility, it would be impossible to develop any plan of reorganization that did not involve at least some transactions or other corporate actions normally subject to regulatory approval by the CPUC. Any plan for payment of creditors would have to involve issuance of securities; any restructuring of the company would have to include transfers of assets or other property. But to allow the CPUC the authority to review and approve or disapprove each of these and other aspects of the Plan would, simply put, provide the CPUC with veto power over the decisions of the Bankruptcy Court. This is impermissible./6/

         The Supreme Court has ruled that state laws may be preempted either expressly, where Congress expresses a clear attempt to do so ("express preemption"), or impliedly, where state law stands as an obstacle to the accomplishment and execution of the full objectives of Congress ("implied preemption"). State laws and regulations requiring regulatory approvals are impliedly preempted by operation of bankruptcy law if, inter alia, such laws and regulations serve to frustrate the accomplishment of Congressional objectives underlying the Bankruptcy Code.

         Section 1123(a) of the Bankruptcy Code provides that "[n]otwithstanding any otherwise applicable nonbankruptcy law," a plan of reorganization shall provide adequate means for its implementation -- such as, e.g., sales and transfers of property and issuance of securities. 11 U.S.C.(S) 1123(a). Section 1129 of the Bankruptcy Code provides that a Plan "shall be approved" only if the list of conditions enumerated in that

-----------------------------

/6/ See the Bankruptcy Court's February 7 Decision at 30, agreeing that the Bankruptcy Code "would preempt a state regulator's absolute veto power over bankruptcy restructuring."

Section are met. 11 U.S.C.(S) 1129. The only condition contained in Section 1129 that mandates state approval concerns rate changes. 11 U.S.C.(S) 1129 (a) (6). The Plan is structured so that implementation will require no change in retail rates subject to CPUC approval.

         Prior to 1978, in all bankruptcy proceedings involving public utilities the Bankruptcy Act expressly required that "state commission[s] having regulatory jurisdiction over a debtor" approve any reorganization plan before a court could approve it. Bankruptcy Act of 1898, as amended by the 1938 Chandler Act, Section 178. The Bankruptcy Reform Act of 1978 removed any requirement for regulatory approval except in the most limited of circumstances -- namely, a rate change provided for in the plan of reorganization. See U.S.C. (S) 1129(a)(6).

         Chapter 9 of the Bankruptcy Code, by contrast, mandates that in the case of municipal reorganizations regulatory approvals are required not just for rate changes but for disposition of property or the incurring of indebtedness. Similar provisions appear in Section 1166 of the Bankruptcy Code, which applies exclusively to railroads. Clearly, Congress knew how to provide a requirement for state regulatory approvals where it believed such were necessary. In the case of utilities, it chose not to do so.

         In a Memorandum Decision Regarding Preemption and Sovereign Immunity dated February 7, 2002, the Bankruptcy Court opined that "the Plan could be confirmed if Proponents are able to establish with particularity the requisite elements of implied preemption." The Bankruptcy Court subsequently approved the Proponents'

Amended Disclosure Statement and indicated that the implied preemption issues would be resolved at confirmation./7/

         Applicants intend to demonstrate before the Bankruptcy Court that the Plan fully meets the criteria for implied preemption of a limited number of state laws administered by the CPUC as well as certain provisions of the California Corporations Code. In particular:

     . The disaggregation of the Debtor's assets as provided by the Plan is essential to the ability of the Debtor and its successors to obtain the financing necessary to pay all allowed claims in full, and for the Debtor to emerge from the Chapter 11 Case as a financially healthy, viable going concern.

     . A limited number of laws, regulations and decisions administered by the CPUC would effectively prohibit, veto or nullify the restructuring transactions necessary to implement the Plan.

     . Application of the specific CPUC laws to the Plan would effectively veto an effective reorganization within a reasonable time frame, and therefore stand as an obstacle to the objectives of Congress in enacting the Bankruptcy Code.

         To fail to hold that state laws and regulations requiring regulating approval of the Plan are preempted would be to give a state entity, the CPUC, an effective veto over any Chapter 11 restructuring of a utility company (indeed, this would result in a different bankruptcy regime in each state, each subject to the vagaries of its own regulatory commissions), a result directly contrary to the purposes of Congress in enacting the Bankruptcy Code. Thus the present case is a paradigm circumstance for application of the doctrine of implied preemption.

---------------------------------

/7/   Applicants also believe that Section 1123(a) of the Bankruptcy Code expressly preempts state laws that obstruct the implementation of a valid plan of reorganization. Although the Bankruptcy Court disagreed with Proponents' argument as to express preemption, the Proponents have appealed that decision to the U.S. District Court for the Northern District of California, which appeal is pending as Case No. C 02-0155 VRW.

         If the Bankruptcy Court finds that state laws that otherwise would "apply" with respect to the contemplated Transaction have been preempted, then under Section 10(f) of the Act, the Commission's review of the transaction for adherence to "such state laws as may apply" would omit such laws, because they are not applicable. Even if such ruling by the Bankruptcy Court were appealed, the Commission, as it has done in the past, can issue an order approving the Transaction with the condition that such approval automatically will be revoked or remanded if it is ultimately found by a court of competent jurisdiction that a state approval was required.

                                       I.
                       FEDERAL BANKRUPTCY LAW MAY PREEMPT
                 STATE REGULATORY APPROVALS AND OTHER STATE LAW
                 ----------------------------------------------

    A. The Doctrine of Preemption Arises From the Supremacy of Federal Law Over Conflicting State or Local Law
         -------------------------------------------------------------------

         The Supremacy Clause of the United States Constitution, article VI, clause 2, provides that:

         this Constitution, and the Laws of the United States which shall be made in pursuance thereof ... shall be the supreme law of the Land....

U.S. Const. art. VI., cl. 2. The federal bankruptcy laws fall within the scope of the Supremacy Clause. They may preempt conflicting state law because the Bankruptcy Code was enacted pursuant to art. I, section 8, clause 4 of the Constitution, which authorizes Congress to establish uniform laws on the subject of bankruptcy throughout the United States. U.S. Const. art. I,(S) 8, cl. 4. See Perez v. Campbell, 402 U.S. 637

(1971);/8/ see also Nat'l Collection Agency v. Trahan, 624 F.2d 906, 907 (9th Cir. 1980) ("state law that is contrary to federal bankruptcy law must yield ... California law ... does not control if it conflicts with Bankruptcy Act policy"); Borden, Inc. v. Garrett (In re Smith-Douglass Inc.), 856 F.2d 12 (4th Cir. 1988) ("Under the Supremacy Clause of Article VI of the United States Constitution, when enforcement of a state law or regulation would undermine or stand as an obstacle to the accomplishment of the full purposes and objectives of Congress in enacting a federal statute, the conflict must be resolved in favor of the federal law."); Laurence Tribe, American Constitutional Law 479 (2d ed. 1988) ("So long as Congress acts within an area delegated to it, the preemption of conflicting state or local action -- and the validation of congressionally authorized state or local action -- flow directly from the substantive source of power of the congressional action coupled with the Supremacy Clause of article VI; such cases may pose complex questions of statutory construction but raise no controversial issues of power".)

         In Louisiana Public Service Commission v. F.C.C., 476 U.S. 355 (1986), the Supreme Court summarized the different theories under which state law has been held to be preempted:

         Pre-emption occurs when Congress, in enacting a federal statute, expresses a clear intent to pre-empt state law, when there is outright or actual conflict between federal and state law, where compliance with both federal and state law is in effect physically impossible, where there is implicit in federal law a barrier to state regulation, where Congress has legislated comprehensively, thus

___________________________

/8/ Perez is both a landmark decision in the interpretation of the Supremacy Clause and of special relevance here because it involved the federal bankruptcy laws. In Perez, the Supreme Court held to be preempted an Arizona statute which conditioned the restoration of certain driving privileges, including a license and registration, upon the satisfaction of tort judgments arising out of automobile accidents. The Arizona statute conflicted with a provision of the Bankruptcy Act of 1898 that discharged a debtor from all but certain enumerated judgments (of which a judgment arising out of an auto accident was not one). Perez, 402 U.S. at 656.

         occupying an entire field of regulation and leaving no room for the States to supplement federal law, or where the state law stands as an obstacle to the accomplishment and execution of the full objectives of Congress.

Id. at 368-69 (emphasis added) (citations omitted).

         There are accordingly two mechanisms by virtue of which the state laws and regulations in question may be preempted - express preemption and implied preemption.

         The Bankruptcy Court in the February 7 Decision held that certain non-bankruptcy laws, including laws administered by the CPUC that would otherwise apply to the reorganization and restructuring transactions contemplated by the Plan, could be subject to implied preemption, and that the Plan could be confirmed if Applicants establish at the Confirmation Hearing the requisite elements for implied preemption. February 7 Decision at 40-41. The specific arguments for the application of implied preemption to the Plan are set forth in Section II below.

    B.   The Legislative History of the Bankruptcy Code
         Supports Preemption of State Laws and Regulations in the Case of a Utility Bankruptcy
         ------------------------------------------------------------------


         Prior to 1934, public utility reorganizations were not accomplished under the Bankruptcy Act, but were handled as equity receiverships in the federal courts. See 6 Collier on Bankruptcy (P) 0.04 (14/th/ ed. 1978). In 1934,
Section 77B was added by amendment to the Bankruptcy Act of 1898. Section 77B specifically required public utilities reorganizing under applicable federal bankruptcy law, including intrastate utilities, to receive public utility commission ("PUC") approval for plans of reorganization.

         In case the debtor is a public utility corporation wholly intrastate in character no court shall approve any plan or reorganization if the regulatory commission of such State having jurisdiction over such public utility certifies that the public interest is affected by said plan, unless said regulatory commission shall first approve of said plan as to the public interest therein and the fairness thereof.

Section 77B, see also Sections 77B(c)(2), 77B(f).

         In 1938 the Chandler Act provided additional and extensive amendments to the Bankruptcy Act, but stated that PUC approval for public utility plans of reorganization, including intrastate utilities, was still required. Section 178 in Chapter X of the amended Bankruptcy Act/9/ provided in relevant part:

         In case a debtor is a public utility corporation, wholly intrastate, subject to the jurisdiction of a State commission having regulatory jurisdiction over such debtor, a plan shall not be approved, as provided in Section 174 of this Act, unless such State commission shall have first certified its approval of such plan as to the public interest therein and the fairness thereof.

Section 178; see also Sections 177, 224.

         In 1978 federal bankruptcy law was substantially changed. Pursuant to the Bankruptcy Reform Act of 1978, the express statutory requirements for regulatory approval of public utility plans of reorganization were eliminated. In re Pub. Serv. Co., 108 B.R. at 888 n.30 (Bankr. D.N.H. 1989) ("[T]he Bankruptcy Act provided for state PUC approval of public utility reorganizations. But these approval provisions were

_______________________________

/9/   Chapter X of the prior Bankruptcy Act dealt with "Corporate
Reorganizations" of major companies, and was the vehicle for bankruptcy reorganization proceedings of public utility corporations. See, e.g., Petition of Portland Elec. Power Co., 97 F. Supp. 875, 876 (D. Or. 1943) (reorganization proceeding for Portland Elec. Power Co.); In re Midland United Co., 64 F. Supp. 399, 403 (D. Del. 1946) (reorganization proceeding of Midland United Co.); Matter of United Tel. & Elec. Co., 36 F. Supp. 136, 137 (D. Del. 1940) (proceeding in the matter of the reorganization of the United Telephone and Electric Co.), aff'd, 159 F.2d 340 (3/rd/ Cir. 1947).

removed for restructuring transactions in 1978. All that remains is approval for rates in Section 1129(a)(6)"). The contraction of the involvement and approved authority of regulatory agencies which occurred by virtue of the enactment of the Bankruptcy Reform Act of 1978 was not limited to state public utility commissions but involved regulatory agencies generally, including a reduction in the role of the Securities and Exchange Commission and the Interstate Commerce Commission. Id. at 866. "The 1978 Bankruptcy Code did in fact "shrink" the previous involvement of governmental entities generally - in terms of their required approvals in corporate reorganization proceedings - and (S) 1123(a)(5) is entirely consistent with that process." Id. at 889. Currently there is only one reference in Chapter 11 of the Bankruptcy Code to any utility regulatory agency approvals, a provision that concerns only rate changes and is therefore not relevant here. (The Plan is designed so that it does not provide for rate changes that would require CPUC approval.)

         When the Bankruptcy Code was enacted, Chapter 11 of the Code retained from Section 77 of the former Bankruptcy Act provisions requiring regulatory approval in the case of railroad reorganizations, in contrast to the wholesale deletion of provisions requiring state regulatory approval in the context of public utility reorganizations. Section 1166 of the Bankruptcy Code, which applies exclusively to railroads under reorganization in Chapter 11, provides that the railroad debtor is subject to orders of any Federal, State, or local regulatory body to the same extent as the debtor would be if a petition commencing the case under this chapter had not been filed but --

                 (1) any such order that would require the expenditure, or the incurring of an obligation for the expenditure, of money from the estate is not effective unless approved by the court.

11 U.S.C.(S) 1166. See also 11 U.S.C.(S) 1172(b) (requiring certain approvals from the Surface Transportation Board). No similar provision now exists for regulated utilities, even though railroads and utilities are both highly regulated industries.

         Similarly, when chapter 9 of the Bankruptcy Code concerning municipal reorganizations was amended in 1988, Congress acted explicitly to include regulatory agencies in the process of approval of restructuring plans of reorganization. Section 943(b)(6) of the Bankruptcy Code was amended to require as a condition for confirmation that "any regulatory or electoral approval necessary under applicable nonbankruptcy law in order to carry out any provision of the plan, has been obtained, or such provision is expressly conditioned on such approval.") The difference between the very limited scope of the regulatory approvals required by Section 1129(a)(6) and the much broader scope of those required by new Section 943(b)(6) is stark and significant./10/

                                      II.
                     THE PLAN MEETS THE CRITERIA FOR IMPLIED
                  PREEMPTION OF A LIMITED NUMBER OF STATE LAWS
                  --------------------------------------------

         Proponents will seek from the Bankruptcy Court as part of the confirmation process an order confirming the Plan on the ground that a certain limited number of state laws and regulations administered by the CPUC are impliedly preempted by operation of the Bankruptcy Code. State laws and regulations are impliedly preempted where such state laws and regulations would by their application frustrate the

------------------------------

/10/ "When Congress wanted to make nonbankruptcy law inapplicable in bankruptcy court proceedings it knew how to do so. See 11 U.S.C.(S)(S)541(c)(1), 927 1123, 1125(d), 1142. Likewise, when Congress intends to make clear that nonbankruptcy law is applicable in bankruptcy proceedings it knows how to do so, and has done so often, in explicit fashion. See 11 U.S.C(S)(S)101(52), 108, 363(f)(1), 365(c)
(3), 365(h)(1), 365(n), 510, 522(b)(2)(B), 524(c), 534(d)(1)(A), 541(c)(2),
552(b), 943, 1126." Pub. Serv. Co. of N.H. v. New Hampshire (In re Pub. Serv. Co. of N.H.), 108 B.R. 854, 882 n.24 (Bankr. D.N.H. 1989).

accomplishment of Congressional objectives underlying the Bankruptcy Code, see, e.g., Mississippi Power & Light Co., 487 U.S. at 373; Perez v. Campbell, 402 U.S. at 649-51; where state law "stands as an obstacle to the accomplishment and execution of the full purposes and objectives of Congress" (Hillsborough County v. Automated Med. Labs., Inc., 471 U.S. 707, 713 (1985) (quoting Hines v. Davidowitz, 312 U.S. 52, 67 (1941)); or where "the state law disturbs too much the Congressionally declared scheme." Sec. Indus. Ass'n v. Connolly, 883 F.2d 1114, 1119 (1st Cir. 1987) (quoting Palmer v. Liggett Group, Inc., 825 F.2d 620, 626 (1st Cir. 1987)). Here state laws and regulations that mandate that the CPUC approve such transactions, and thus provide the CPUC with a veto over the Plan, are impliedly preempted. A variety of decisions outside the bankruptcy context confirms that state regulatory authority may be impliedly preempted by an overriding federal statute, notwithstanding a legitimate state interest./11/ For example, in Schneidewind v. ANR Pipeline Co., 485 U.S. 293 (1988), a precedent of particular relevance, the Supreme Court held that the federal Natural Gas Act impliedly preempted a Michigan statute that required a public utility transporting natural gas for public use to obtain approval of the Michigan Public Service Commission before issuing long-term securities. See also Nantahala Power & Light Co. v. Thornburg, 476 U.S. 953, 970-972 (1986) (state barred from setting retail rates that did not take into account the FERC's allocation of power between two related utility companies); accord, Mississippi

------------------------

/11/     In the present context the state's interest is hardly compelling. As the Bankruptcy Court recognized (see February 7 Decision at 32), if PG&E had never been an integrated utility company, but had instead from the beginning placed its generating and interstate transmission assets in separate companies subject to federal jurisdiction, the CPUC and other state agencies would have had the same regulatory authority over such assets as they do under the proposed plan of reorganization. The same would be true if a new entity were to construct generating and interstate transmission facilities in California.

Power & Light Co. v. Mississippi, 487 U.S. 354, 373 (1988); Perez, 402 U.S. at 649-51 (state statute is preempted not only if it is in direct conflict with a federal statute so that simultaneous compliance with both statutes is impossible, but also if the state law frustrates the accomplishment of Congressional objectives underlying federal law, even though the state legislature had a significant purpose in mind other than frustration).


    A. The Bankruptcy Code Impliedly Preempts a Limited Number of Laws Administered by the CPUC
         ---------------------------------------------------------------

         1. Description of the Preempted State Laws
            ---------------------------------------

         The Bankruptcy Code, as applied to the Plan, impliedly preempts "otherwise applicable non-bankruptcy law" administered by CPUC in the following limited areas:

        CPUC Laws Prohibiting Disposition of Utility Property and Assets
        ----------------------------------------------------------------

     . Public Utilities Code Section 851, and the related requirements of Public Utilities Code Section 362, which require CPUC approval for a proposed transfer of utility property useful or necessary in the performance of the utility's functions, and may result in an adjustment in the utility's retail ratemaking to address any "gain on sale" attributable to the transfer, are impliedly preempted to the extent they purport to allow the CPUC to veto the Plan's asset restructuring transactions and financing.

     . Public Utilities Code Section 852, which requires CPUC approval before a utility or affiliate may acquire an interest in another utility, is impliedly preempted to the extent it is applied in a manner that conflicts with or purports to nullify the Plan's restructuring transactions by, for example, obstructing distribution of equity interests of new companies (Newco, ETrans, GTrans and Gen) to the Parent.

     . Public Utilities Code Section 854, which requires CPUC approval before any person may acquire control of a utility, is impliedly preempted to the extent it is interpreted to require CPUC approval of the distribution of equity interests of new companies (Newco, ETrans, GTrans and Gen) to the Parent or approval of distribution of the common stock of the Debtor held by the Parent to shareholders of the Parent in the Reorganized Debtor Spin-Off.

     . Public Utilities Code Section 377 is impliedly preempted because it prohibits California public utilities from transferring any generation facilities until 2006 and thereby purports to veto a means of implementing a reorganization plan that is specifically authorized by
          Section 1123(a)(5).

            CPUC Laws Governing Issuance of Debt or Equity Securities
            ---------------------------------------------------------

     . Public Utilities Code Sections 816-830, which require CPUC approval for issuance of debt or equity securities by public utilities, are impliedly preempted to the extent they would purport to veto or otherwise obstruct financing transactions in the Plan.

            CPUC Laws Governing Transactions Between Utilities and Affiliates
            -----------------------------------------------------------------

     . Public Utilities Code Section 701.5, which regulates pledges of assets or credit on behalf of subsidiaries and affiliate utilities, is impliedly preempted to the extent it conflicts with the financing transactions in the Plan.

     . Public Utilities Code Sections 797 and 798, which allow the CPUC to conduct periodic audits of significant transactions between a public utility and its affiliates and impose civil penalties if payments under such transactions are "found to be unreasonable or imprudent," are impliedly preempted to the extent they are applied in a manner that conflicts with or purports to nullify the Plan's implementing transactions.

     . Affiliate Transaction Rules under CPUC Decision Nos. 97-12-088 and 98-08-035/12/ are impliedly preempted to the extent they would prohibit or nullify the Restructuring Transactions, including the power sales agreement, the separation and servicing agreements, and other agreements and transactions that are part of the Plan. For example, the CPUC is not permitted under principles of implied preemption to ignore (or to fail to give full recognition to) federal bankruptcy court approval with respect to any transactions between the Debtor, Reorganized Debtor and ETrans, GTrans and Gen.

     . Holding Company Rules under CPUC Decision Nos. 96-11-017, 99-04-068, 02-01-037, and 02-01-039/13/ are impliedly preempted because they

-------------------------------

/12/      1997 Cal. PUC Lexis 1139, 77 CPUC 2d 422; 1998 Cal. PUC Lexis 594, 188
          P.U.R. 4th 317.

/13/      1996 Cal. PUC Lexis 1141, 69 CPUC 2d 167; 1999 Cal. PUC Lexis 242, 194
P.U.R. 4th 1. (Lexis cites for Decision Nos. 02-01-037 and -039 are unavailable at this time. Electronic versions can be accessed on the CPUC website at www.cpuc.ca.gov).

          would prohibit or nullify the Reorganized Debtor spin-off or other portions of the Plan or restructuring transactions.

Provisions of the California Corporation Code Restricting Distributions to
--------------------------------------------------------------------------
Shareholders
------------

     . California Corporations Code Title 1, Division 1, Chapter 5, is impliedly preempted to the extent it would prohibit Debtor's distribution of Newco common stock to the Parent and the distribution by the Parent of the common stock of the Debtor owned by the Parent to the shareholders of the Parent pursuant to the Plan.

     . California Corporations Code Section 1001, which would require shareholder consent for certain distributions, is impliedly preempted to the extent it would purport to obstruct approval of the Plan.

                   2. The Preempted State Laws Stand as an Obstacle to the Goals of the Bankruptcy Code
                        -----------------------------------

                   The limited number of state laws and regulations identified above are preempted because they would prohibit or restrict the essential elements of a Plan that is necessary for a successful reorganization within a reasonable timeframe, and thus would frustrate the purposes and policies of the Bankruptcy Code.

                   First, the Preempted State Laws are preempted because they purport to veto the restructuring transactions necessary to implement the Plan. They would effectively veto the Plan because they prohibit the Debtor or other parties without the consent of the CPUC from reorganizing the Debtor's assets to utilize the value of those assets under the Plan; from issuing securities or undertaking other financing arrangements to implement the restructuring transactions required by the Plan; and from entering into the transactions, contracts and agreements essential to implement the Plan on a timely basis without disruption to the Debtor's business or its customers, or otherwise from undertaking the transactions to implement the Plan. The Preempted State Laws also would nullify the transactions implementing the Plan, by treating them as if they had not occurred or as if their legal status is subject to re-examination or post-confirmation veto by the CPUC.

           Second, the Preempted State Laws are displaced not simply because of the general policy of Chapter 11 favoring reorganizations, but because the laws stand as an obstacle to the accomplishment and execution of the full purposes and objectives of Congress. Hines v. Davidowitz, 312 U.S. 52, 67 (1941). For example, the Preempted State Laws purport to veto or nullify transactions transferring the Debtor's property that are specifically authorized by Section 1123(a)(5) of the Bankruptcy Code, which permits transfer of all or any part of the property of the estate to one or more entities, whether organized before or after the confirmation of [the] plan (11 U.S.C (S) 1123(a)(5)(B)), as well as issuance of securities of the Debtor, or of any entity (such as Newco) which receives transfers of the Debtor's property, as specifically authorized in
Section 1123(a)(5)(J) (11 U.S.C. (S) 1123(a)(5)(J).

           The conflict between the Bankruptcy Code and the particular Preempted State Laws is not merely a coincidental, one-time occurrence. The Preempted State Laws would apply to any reorganization involving transfer or sale of utility assets even though these transactions are specifically enumerated in
Section 1123(a)(5). The Preempted State Laws purport to veto or nullify reorganizations even where the Plan, as is the case here, would leave fully intact the application of all the state's applicable laws to the Reorganized Debtor, ETrans, GTrans and Gen going forward.

           Third, as set forth in the Application, the central elements of the Plan are needed to put the Reorganized Debtor on a sound financial footing, maximize inherent asset value, and meet the requirement of Section 1129(a)(11) that confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor. 11 U.S.C. (S) 1129(a)(11)./14/ In particular, disaggregation is economically necessary to provide PG&E with access to the financial markets and to secure necessary financing on reasonable terms, and therefore the limited preemption effected by the Plan is essential to give the Debtor the means to pay all allowed claims in full, restore equity value and achieve a "fresh start" upon emergence from bankruptcy.

           The Preempted State Laws and the bankruptcy reorganization process are in direct conflict. If CPUC approvals are necessary, then no plan of restructuring could be confirmed by the Bankruptcy Court without such CPUC approvals. The Supremacy Clause would be turned on its head: the State regulatory scheme would displace federal bankruptcy law rather than vice versa. Since the same situation would prevail in every state, each state would in effect have its own bankruptcy regime subject to the vagaries of


----------------------------

/14/    The primary purpose of Chapter 11 of the Bankruptcy Code is to foster the successful reorganization of troubled companies and place them on a sound footing going forward. If a reorganization Plan is hobbled by requirements of state law that make such a restructuring impossible, or that make it likely that a liquidation or further reorganization will follow, such state laws should and will be preempted. See 11 U.S.C.(S) 1129(a)(11):

           "The court shall confirm a plan only if the following requirements are met:
           ...

                  (ii) Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor ....

A court is required to confirm a plan of reorganization if it determines that the requirements of(S) 1129(a) are satisfied: "Subsection (a) enumerates the requirements governing confirmation of a plan. The court is required to confirm a plan if and only if all of the requirements are met." H.R. Rep. No. 95-595, at 412 (1977), reprinted in 2001 Collier Pamphlet Ed. Pt. 1 Bankruptcy, at 963 (Mary Davies Scott & Lawrence P. King eds., 2001). See also In re Fur Creations by Varriale, Ltd., 188 B.R. 754, 758 (Bankr. S.D.N.Y. 1995) ("Elementarily stated, assuming all other requirements of 11 U.S.C. 1129(a) are satisfied, a court: 1) must confirm a plan if it garners the unanimous support of each impaired creditor class [because then all the requirements of Section 1129(a) would be satisfied], 2) may not confirm a plan absent the affirmative vote of at least one impaired class ... and 3) must confirm a plan that garners the support of at least one impaired class and meets the criteria for cram down in
Section 1129(b)."); 7 Collier on Bankruptcy (P) 1129.03 (15th ed. rev. 1996) ("When [the requirements of Section 1129(a)] are satisfied, the court will confirm the plan."). Since(S) 1129 does not include a requirement that state regulatory authorities approve a plan, the Preempted State Laws, which do, directly conflict with the Bankruptcy Code.

its regulatory authorities. It is difficult to imagine a more stark instance of state law "standing as an obstacle to the accomplishment and execution of the full purposes and objectives of Congress."

      B.   The Public Service Co. of New Hampshire
           Decision is Directly on Point
           ----------------------------------------

           In the late 1980's Public Service Company of New Hampshire ("PSNH"), an electric utility then regulated under New Hampshire law, reorganized under Chapter 11 of the Bankruptcy Code. The PSNH reorganization plan was essentially identical to the present Plan in all respects relevant to the issue of preemption. In PSNH, as here, the plan of reorganization called for a variety of transactions, such as transfers of assets and issuance of securities, that outside of bankruptcy would have required approval of the New Hampshire Public Utilities Commission ("NHPUC"). Specifically, the PSNH plan called for reorganizing the utility into a holding company (the "Holding Company") and three wholly-owned subsidiaries. One reorganized PSNH subsidiary ("Public Service") was to generate and transmit electricity, and own the assets necessary to perform these tasks, just like Gen here. A second subsidiary ("DISCO"), like Reorganized PG&E here, was to be the retail distributor of electricity, and would own the assets needed to perform that task. A third subsidiary ("SERVCO") was to perform planning, engineering, accounting and financial support services, and would own the assets necessary to perform those tasks. PSNH, 108 B.R. at 860.

           The regulatory environment in Public Service Co. of New Hampshire was also for all practical purposes identical to that here. PSHN, 108 B.R. 854. Under the PSNH plan, wholesale rates charged by Public Service to DISCO would be regulated by the FERC instead of the NHPUC, just as under the Plan regulation of Gen, ETrans and GTrans will move to the FERC.

           In PSNH, as here, the plan of reorganization involved transactions normally subject to NHPUC approval. Just as the CPUC here normally would have regulatory authority over numerous transactions contemplated by the Plan, in PSNH the applicable statutes required NHPUC approval of (i) transfer of franchise, works, or system, under N.H. Rev. Stat. Ann. (S) 374:30, 374:3 1
(1984); (ii) review of contracts with affiliates, under N.H. Rev. Stat. Ann. 366:5 (1984); (iii) the issuance of securities, under N.H. Rev. Stat. Ann. (S) 369:1 (1984); (iv) the mortgaging of property, under N.H. Rev. Stat. Ann. (S) 369:2 (1984); (v) the issuance of bonds, under N.H. Rev. Stat. Ann. (S) 369:7
(1984); and (vi) the leasing of property, under N.H. Rev. Stat. Ann. (S) 374:30
(1984) PSHN, 108 B.R. at 857.

           Faced with facts essentially identical in all relevant respects to those presented here, the PSNH Bankruptcy Court, in a thorough and well-reasoned 39-page opinion, held that the state regulatory regime was preempted and that confirmation of the plan therefore did not require NHPUC approval. The court's reasoning is in virtually every respect directly on point here:/15/

           [T]he inescapable result of the State's position is that no plan can be confirmed in this case unless it is approved by the NHPUC. PSNH's indebtedness is in excess of $1.5 billion. It is inconceivable that a plan would provide for the payment of that indebtedness entirely in cash (rather than in the form of new debt and equity securities) unless there were either a sale of assets or the issuance of new securities to the public to refinance the existing

----------------------

/15/   Although Judge Montali in his February 7 Decision rejected the PSNH decision insofar as it concluded that the state laws in question were expressly preempted by the Bankruptcy Code, the PSNH court's decision is equally applicable to the implied preemption analysis, because the court also found the laws at issue to be impliedly preempted. See id. at 885-87.

          debt--either of which, the State contends, requires NHPUC approval. Thus, any plan in this case will have to provide for the issuance of debt and equity securities, the transfer of assets, or both. Under the State's view, such securities issuance or asset transfer would be subject to NHPUC approval, regardless of this Court's ruling on a plan. Additionally, PSNH's debt includes over $800 million of secured indebtedness. To the extent that new indebtedness with different terms is issued under a plan to replace that existing indebtedness, such new indebtedness will almost certainly have to be secured. Under the State's view, any such collateralization will be subject to PUC approval; and if the NHPUC were not to approve such collateralization, the plan could not be implemented.

Id. at 861 (citing PSHN's Memorandum).

          Corporate reorganization cannot work without substantial restructuring of the corporate entity that is relatively prompt and free from litigation costs and delays in fragmented proceedings in numerous other forums apart from the reorganization court.

Id. at 890.

          The PSHN Bankruptcy Court's assessment of the regulatory and economic environment is also applicable to PG&E's Chapter 11 Case proceedings here:

          The wisdom of Congress' intent to largely remove regulatory agencies from the "restructuring" necessary in a complex reorganization case is also particularly evident in the case of a regulated utility debtor, in which there are enormous political pressures to use every regulatory device and statutory requirement to impede such restructuring unless the parties-in-interest in the reorganization proceeding accede to regulatory demands for the lowest possible rates. In my opinion, the reorganization process of chapter 11 cannot work -- in the way Congress envisioned under the drastic overhaul of the reorganization chapters in the 1978 Act -- if one party in interest has an effective veto over the necessary restructuring to implement a plan and the reorganization court no longer has an early and direct role in plan formulation and approval. The present chapter 11 is aimed at fostering negotiations between all parties-in-interest on a level playing field leading to a consensual plan if at all possible. That underlying rationale explains I believe the Congressional action in 1978 in removing the previous powers of regulatory agencies to block a plan. It is hard to negotiate when one of the parties trundles cannon up to the negotiating field "just in case."

Id. at 891.

          Notably, the PSNH Bankruptcy Court observed that "[f]inding federal preemption...is not a particularly surprising development in any event-- even in terms of a possible shift of regulatory authority over rates from NHPUC to FERC with regard to wholesale rates-- in view of the dual regulatory system created by Congress for public utilities in this country since the enactment of the Federal Power Act of 1935." Id. at 889. The court noted that in 1977, shortly before Congress enacted the Bankruptcy Reform Act of 1978, the FERC was created as an independent regulatory commission within the Department of Energy "with broadened powers in the implementation of that dual-regulatory system." Id. at 889-90 (citing 42 U.S.C.(S) 7171 et seq., enacted August 4, 1977)./16/

          It is persuasive to note that Congress specifically considered--but ultimately declined to enact--legislation that would have overturned the PSNH decision. In response to the PSNH decision, the Electric Utility Bankruptcy Clarification Act of 1989 ("EUBCA"), H.R. 681 and S. 46 was introduced. This legislation if enacted would have conditioned any electric utility reorganization on "the prior approval of any State regulatory authority vested with jurisdiction," and furthermore would have provided that a utility bankruptcy proceeding does not "nullify the jurisdiction or authority of any State

-------------------------

/16/     Under the legislation broadening FERC jurisdiction, the federal laws dealing with public utilities have been held to preempt state regulatory authority in a number of instances. See, e.g., Northwest Cent. Pipeline Corp. v. State Corp. Comm., 489 U.S. 493, 514 (1989) (Congress decision to create "a dual regulatory scheme" should inform consideration of preemption question); Miss. Power & Light v. Mississippi, 487 U.S. 354 (1988); Schneidewind v. ANR Pipeline Co., 485 U.S. 293 (1988); Nantahala Power & Light Co. v. Thornburg, 476 U.S. 953
(1986).

regulatory authority which would otherwise apply." H.R. 681, 101/st/ Cong.(s) 110 (1989). EUBCA's supporters portrayed this bill as an extension of the Code's existing exceptions to preemption relating to "rate changes" and municipal reorganizations. Congress declined to enact the proposed legislation.

                                      III.

                          THE PREEMPTED STATE LAWS ARE
                   ECONOMIC, NOT HEALTH AND SAFETY, IN NATURE
                   ------------------------------------------

                  A. Under the Plan, Ongoing State and Federal
                     Health and Safety Regulation Will Continue
                     ------------------------------------------

          After the Effective Date, except insofar as CPUC regulation of ETrans, GTrans and Gen will be or is already superseded by FERC regulation, the existing regulation of the Debtor's operations by numerous federal, state and local agencies will continue over the respective businesses of the Reorganized Debtor, ETrans, GTrans and Gen. Approximately seventy percent (70%) of the Debtor's current utility assets (based on book value) will remain with the Reorganized Debtor and continue to be regulated by the CPUC. All of the Debtor's current utility assets, including those transferred to ETrans, GTrans and Gen under the Plan, will continue to be subject to applicable federal, state and local regulation.

          The FERC already regulates the rates, terms and conditions of electric transmission services provided by the Debtor, and California law and CPUC decisions have expressly deferred to FERC authority the regulation of the reliability of electric transmission and wholesale power generation facilities in California./17/ ETrans will continue the business of transmitting electric energy in interstate commerce, and thus will

----------------------

/17/      California Public Utilities Code Sections 330(f)-(k), 334, 339, 341.5,
345-350, 359, 360.

continue under FEC jurisdiction. The CPUC's current regulation of the Debtor's natural gas transmission and storage rates and services does not emanate from state law; rather, such authority has been delegated by Congress to the states solely under federal law./18/ The same is true with respect to the CPUC's current regulation of pipeline safety on the Debtor's existing natural gas transmission and storage system./19/

          The FERC will regulate GTrans and Gen because their activities after the Effective Date will be interstate rather than intrastate. Gen will be engaged solely in making sales of electical energy, capacity and ancillary services for resale; such wholesale activities are, by definition, in interstate commerce./20/ Under the Plan, GTrans will acquire certain pipeline assets in Malin, Oregon and thereafter conduct business as an interstate pipeline under the NGA. The FERC has exclusive jurisdiction over such interstate transactions and facilities./21/ Similarly, under the NGA, the CPUC's federally-delegated authority over the Debtor's intrastate gas pipeline facilities will automatically

------------------------------

/18/       NGA(S) 1(c), 15 U.S.C.(S) 717(c) (the so-called "Hinshaw
amendment," authorizing states in certain circumstances to regulate gas transmission and storage facilities located wholly within the state of consumption).

/19/       Pipeline Safety Act, 49 U.S.C. 60101, et. seq.

/20/       FPA(S) 201, 16 U.S.C. (S) U.S.C. (S) 824.

/21/       FPA(S) 201(b), 16 U.S.C. (S) 824b. (the FPA "shall apply to the transmission of electric energy in interstate commerce and to the sale of electric energy at wholesale in interstate commerce" and "[t]he Commission [now the FERC] shall have jurisdiction over all facilities for such transmission or sale of electric energy."); Federal Power Commission v. Southern Cal. Edison Co., 376 U.S. 205, 215-16 (1964) ("Section 201(b) embodies a clear grant of power.... Congress meant to draw a bright line easily ascertained, between state and federal jurisdiction.... This was done in the [Federal] Power Act by making FPC [now the FERC] jurisdiction plenary and extending it to all wholesale sales in interstate commerce, except those which Congress has made explicitly subject to regulation by the states."). See also New York, et al., v. FERC, et al. 2002 U.S. Lexis 1380 (March 4, 2002). In the case of economic regulation under the so-called "Hinshaw amendment" to the NGA, as well as safety regulation under the federal Pipeline Safety Act, the CPUC's existing authority emanates from statutory delegations pursuant to federal law, because the gas transmission and storage system is an instrument of interstate commerce, not local commerce. Under the Plan, the responsible federal agencies (the FERC and the Department of Transportation) would assume this authority over GTrans' facilities and operations. The CPUC's authority would be displaced, but it would not be preempted as a matter of law.

cease upon GTrans' acquisition of interconnected interstate pipeline assets in Oregon, and the FERC will have exclusive jurisdiction over all of GTrans' facilities./22/

          The CPUC will continue its historical role of regulating retail gas and electric service and rates. Under the Plan, the output of the generation facilities will be sold to the Reorganized Debtor under a FERC-approved rate schedule. The CPUC, however, will still regulate the retail distribution and sale of that power to consumers, subject to the federal "filed rate" doctrine./23/ In addition, other state and local agencies and political subdivisions will continue their traditional role of regulating the public health and safety aspects of the Reorganized Debtor as well as ETrans, GTrans and Gen under applicable laws and regulations. The Applicants do not seek to preempt such ongoing regulation and will not contend that the Confirmation Order should do so.

          On the contrary, the Plan contemplates that the Reorganized Debtor will retain all of the thousands of existing permits and licenses necessary for its business and continue to operate under their existing terms and conditions, and that each of ETrans, GTrans and Gen will in effect "step into the shoes" of the Debtor with respect to all existing permits and licenses applicable to their respective businesses.

------------------------

/22/     NGA(S) 717a ("the business of transporting and selling natural gas for ultimate distribution to the public is affected with a public interest, and that Federal regulation in matters relating to the transportation of natural gas and the sale thereof in interstate and foreign commerce is necessary in the public interest."); NGA, 15 U.S.C. (S)(S) 717, et seq.; Schneidewind v. ANR Pipeline and ANR Storage Co., 485 U.S. 293, 300 (1988) ("The NGA long has been
                  --
recognized as a `comprehensive scheme of federal regulation of all wholesales of natural gas in interstate commerce.'"); Atlantic Refining Co. v. Public Service Comm'n of New York, 360 U.S. 378, 388 (1959) (Natural Gas Act "afford[s] consumers a complete, permanent and effective bond of protection from excessive rates and charges.")

/23/    The filed rate doctrine  requires state utility  commissions to allow utilities to pass through federally approved wholesale rates to retail customers. See Nantahala Power & Light Co. v. Thornburg, 476 U.S. 953, 970-972
(1986); Mississippi Power & Light Co. v. Mississippi, 487 U.S. 354, 373 (1988).

               1.  The State Laws Impliedly Preempted are Directed
                   at "Economic" Goals, not "Public Health and Safety"
                   ---------------------------------------------------

               The state laws and regulations at issue here are uniformly economic in nature, and not primarily directed toward the protection of public health and safety./24/

                   (i) Laws Regulating the Disposition of Public
                       Utility Property
                       -----------------------------------------

               The primary statute governing disposition of public utility property under California law is Public Utilities Code Section 851. Section 851 provides in pertinent part:

               No public utility ... shall sell, lease, assign, mortgage, or otherwise dispose of or encumber
               ... property necessary or useful in the performance of its duties to the public, or any franchise or permit or any right thereunder ... without first having secured from the commission an order authorizing it so to do. Every such sale, lease, assignment, mortgage, disposition, encumbrance, merger, or consolidation made other than in accordance with the order of the commission authorizing it is void ...

               Nothing in this section shall prevent the sale, lease, encumbrance or other disposition by any public utility of property which is not necessary or useful in the performance of its duties to the public, and any disposition of property by a public utility shall be conclusively presumed to be of property which is not useful or necessary in the

---------------------------

/24/    By contrast, non-CPUC state laws and regulations concerning public health and safety will continue to apply without change under the Plan. Examples include such matters as the safety of the operation, financing and decommissioning of nuclear generating facilities, regulated by the NRC; workplace safety, overseen by both the California Department of Industrial Relations, Division of Occupational Safety and Health, and the United States Occupational Safety and Health Administration; operation of hydroelectric facilities pursuant to comprehensive plans which balance the energy and environmental values and needs of navigable water resources in the state, regulated by the FERC; air emissions from utility facilities, regulated by the California Air Resources Board and local air quality management districts; water quality standards applicable to utility facilities, overseen by the U.S. Environmental Protection Agency and the California regional water quality control boards; timber harvesting on lands owned by private parties, under the oversight of the California Department of Forestry and Fire Protection; and land use and development, regulated by various state, local and regional zoning and planning commissions and political subdivisions. Likewise, in the case of safety regulation of the Debtor's natural gas transmission and storage system, the substantive standards established by the Department of Transportation under the federal Pipeline Safety Act will continue unchanged. State subdivisions and agencies will continue to have jurisdiction to regulate the Reorganized Debtor, ETrans, GTrans and Gen on an ongoing basis as provided by state law, including under the California Environmental Quality Act (CEQA), to the extent applicable.

       performance of its duties to the public, as to any purchaser, lessee or encumbrancer dealing with such property in good faith for value ...

          Section 851 is a successor statute to a provision of the Public Utilities Code originally included in California's Public Utilities Act of 1911, the first comprehensive legislation enacted to regulate public utilities./25/ It is notable that the original impetus for the Public Utilities Act of 1911, including the predecessor to Section 851, was economic abuse by the Southern Pacific Railroad in its rates, tariffs and rebates to customers. In this respect, the Public Utilities Act of 1911 was similar to other public utility legislation enacted in other states across the country during the Progressive Era.

          Section 851 and its predecessors do not mention "safety" or "health" in any respect. Conversely, other separate provisions of the Public Utilities Act of 1911, which proponents do not argue are preempted, were very specific in authorizing the Commission to regulate the "safety" of utility facilities, services and practices. For example, current Public Utilities Code Section 761, whose predecessor was enacted as part of the 1911 Act, provides that "Whenever the commission, after a hearing, finds that the rules, practices, equipment, appliances, facilities, or service of any public utility, or the methods of manufacture, distribution, transmission, storage, or supply employed by it, are
....unsafe, improper, inadequate, or insufficient," the CPUC shall determine the appropriate standards and practices to be followed./26/ Other provisions of the Public Utilities Code, not Section 851 or its predecessor, are the primary source of its


-------------------------

/25/   Public Utilities Act of 1911, Stats 1/st/ Ex Sess 1911 ch. 14 Section
 51(a) p.44.

/26/   Stats. 1/st/, Ex. Sess 1911 ch. 14, Section 35 p.36; see also Public
Utilities Code Sections 762, 763, 768.

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

jurisdiction to regulate the "safety" of services rendered by public utilities./27/ In its decisions applying Section 851, the primary focus of the CPUC has been economic -- i.e., whether ratepayers were protected from future economic or ratemaking liabilities -- rather than health- or safety-related. Under Section 851, the CPUC has issued decisions assigning or allocating the gain on sale of public utility property to or between shareholders and ratepayers for ratemaking purposes and has adjusted retail ratemaking accordingly.

          Public Utilities Code Section 852 prohibits a public utility or its affiliate from acquiring or holding stock in another CPUC-jurisdictional utility without prior CPUC approval. As with Section 851 and its predecessors, no mention of "public health and safety" is included in Section 852. Section 852 is directed primarily at the economic and monopoly abuses of public utilities, not protecting public health and safety.

          Public Utilities Code Section 854 prohibits any person or corporation from acquiring, controlling or merging or consolidating with public utilities under CPUC jurisdiction unless prior approval is obtained from the CPUC./28/
Section 854 includes extensive and detailed criteria for CPUC review of proposed mergers and acquisitions involving public utilities, none of which mention "public health and safety." In applying Section 854 to the acquisition of California public utilities, the CPUC has focused almost exclusively on the economic effects of the proposed merger and acquisition, and not on public health and safety./29/

-------------------------

/27/ Public Utilities Code Sections 761, 762, 768, 770, 8001 et seq.; see also 1999 Cal. PUC Lexis 635, pp.9-11.

/28/ Stats 1971 ch 1373 sec 1; amended Stats 1989 ch. 484 sec 1; amended Stats 1995 ch 622 sec.

/29/ 1998 Cal. PUC Lexis 880; 1997 Cal. PUC Lexis 629, 71 CPUC 2d 351.

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

          The rationale for this exclusion of public health and safety matters from Section 854, as well as from Sections 851 and 852, is consistent with the comprehensive scheme for public utility regulation enacted and amended by California legislatures since 1911. The provisions of the Public Utilities Code which address disposition, acquisition or control of public utility assets are directed at the economic consequences of such actions, while other provisions of the Public Utilities Code, primarily Sections 761 and 762, are directed at the public health and safety of public utility operations generally.

          In September 1996, California's electric industry restructuring law, AB 1890, was enacted. Among other things, AB 1890 called for the establishment of an Independent Systems Operator ("ISO") and Power Exchange ("PX") and set forth a process for transitioning California electric utilities from a regulated to a competitive generation market over a period of about five years. AB 1890 also added Section 362 to the Public Utilities Code, which requires the CPUC in
Section 851 proceedings involving utility generating facilities to "ensure that facilities needed to maintain the reliability of the electric supply remain available and operational, consistent with maintaining open competition and avoiding an over concentration of market power." Thus, while AB 1890 effectively ordered the CPUC to consider electric supply reliability in its Section 851 deliberations, the purpose of such consideration was essentially economic -- "maintaining open competition and avoiding an over concentration of market power" -- rather than public health- or safety-related in nature. The CPUC has applied Section 362 as a matter of economic regulation, not as a public health or safety matter.

          Public Utilities Code Section 377, as amended in early 2001 during the height of the California electricity crisis, repealed prior provisions of California law.

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

Those repealed provisions exempted power-generating facilities owned prior to January 1, 1997 by public utilities under the jurisdiction of the CPUC from regulation by the CPUC, including regulation under Section 851, after the facilities had been market-valued under AB 1890, the 1996 electric industry restructuring law./30/ Section 377 as amended also prohibits a public utility under CPUC jurisdiction from disposing of any generation facility prior to January 1, 2006, and requires that the CPUC ensure that public utility generation assets "remain dedicated to service for the benefit of California ratepayers."

          The legislative purpose and motivation of Section 377 were to address skyrocketing wholesale electricity prices in California. The Legislature and policymakers, including the CPUC, alleged that the high wholesale prices were attributable to a handful of wholesale power generators who were able to charge "deregulated" prices for power from generating facilities they had acquired from California utilities under the terms of the 1996 California electric industry restructuring law.

          At the time Section 377 was amended in early 2001, the "public health and safety" aspects of the crisis were being addressed through other administrative actions and legislation. For example, the Governor had issued an emergency executive order authorizing the State to purchase emergency power supplies "to keep the lights on," and the Legislature was considering emergency legislation to authorize further State power purchases and to assert direct administrative control over the ISO, the state-chartered entity charged by California law with ensuring the reliability and safety of the


-------------------------

/30/   Stats 2001- 2001 1/st/ Ex Sess ch 2 sec 3.

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

statewide electricity grid, including acquiring emergency power supplies "to keep the lights on." Thus, the 2001 amendments to Section 377 were directed at the economic consequences of the California electricity crisis, not protection of public health and safety.

                      (ii)    Laws Regulating the Issuance of
                              Securities by Public Utilities
                              -------------------------------

          Several provisions of the California Public Utilities Code restrict the ability of a public utility to issue debt or equity securities./31/ These provisions are on their face directed at the financial and economic regulation of public utilities, not public health and safety concerns. None of these provisions addresses "public health or safety" issues, and none deals with utility operations, facilities or the conditions of service to the public. All are directed solely at the capitalization and financing of public utilities.

                      (iii)   Laws Regulating Transactions between
                              Public Utilities and Affiliates
                              ------------------------------------

          Certain provisions of the California Public Utilities Code and decisions by the CPUC restrict affiliate transactions and dealings between a public utility and its regulated or unregulated affiliates. For example, Sections 797 and 798 authorize the CPUC to audit and impose civil penalties on any energy or telecommunications utility if it finds that the utility willfully made an "imprudent" or "less than reasonable" payment to an affiliate that holds a controlling interest in the utility. Similarly, Section 701.5 prohibits any energy or telecommunications utility from pledging assets or its credit on behalf of an affiliate that holds a controlling interest in the utility unless the CPUC

-------------------------

/31/  Public Utilities Code Sections 816- 830.

approves. In Decision Nos. 97-12-088 and 98-08-035,/32/ the CPUC promulgated "Affiliate Transaction Rules" which impose numerous restrictions and prohibitions on agreements and transactions between energy utilities and their regulated or unregulated affiliates. In Decision Nos. 96-11-017, 99-04-068, 02-01-037, and 02-01-039, the CPUC has imposed certain financial and regulatory conditions on the public utilities and their parent holding companies. These conditions restrict transactions between utilities and their holding companies, and impose certain obligations on the utilities regarding their capital structure and on the holding companies regarding financial support for their utility subsidiaries.

          The legislative and regulatory intent of these provisions is economic, i.e., the regulation of competitive, cross-subsidization and similar financial concerns relating to the relationship between utilities and their affiliates. Thus, these statutes and CPUC decisions are directed at economic issues, not at protecting public health and safety.

                      (iv)    Provisions of the California Corporations Code
                              ----------------------------------------------

          Certain provisions of the California Corporations Code might, if otherwise applicable, preclude implementation of portions of the Plan. Corporations Code Title 1, Division 1, Chapter 5 restricts the ability of a corporation to make distributions to its shareholders. The Debtor's distribution of Newco common stock to the Parent and the distribution by the Parent of the common stock of the Debtor owned by the Parent to shareholders of the Parent pursuant to the Plan may not satisfy the retained earnings, balance sheet, liquidity and solvency test or other provisions of this Chapter. The distribution by the Parent of the common stock of the Debtor to the Parent's shareholders

-------------------------

/32/ 1997 Cal. PUC Lexis 1139, 77 CPUC 2d 422; 1998 Cal. PUC Lexis 594, 188
 P.U.R. 4th 317.

pursuant to the Plan could be characterized as a sale of all or substantially all of the assets of the Parent under California Corporations Code Section 1001. If so, outside of bankruptcy consent of the Parent's shareholders would be required. To that extent, Section 1001 would stand as an obstacle to effectuation of the Plan.

          These California Corporations Code provisions self-evidently are primarily economic in nature.

       B. Non-CPUC Laws Applicable to the Transfer or Acquisition
          of Permits and Licenses under the Plan will be Subject
          to the Confirmation Order
          --------------------------------------------------------

          Except for the CPUC laws and regulations identified above, the Applicants intend to follow the established procedures for the transfer or reissuance of permits and licenses under state and federal law. Applicants do not seek to impliedly preempt such state law or override such federal law. The vast majority of these actions are ministerial or governed by objective criteria that make it unlikely that the agency or subdivision could act or fail to act in a way that would interfere with consummation of the Plan. To the extent that any permit or license has not been transferred or reissued timely for the consummation of the Plan, the Applicants will reserve the right to seek relief from the Bankruptcy Court under, among others, Section 1142(b) of the Bankruptcy Code.

                                   Conclusion
                                   ----------

          For all of the foregoing reasons, the Preempted State Laws do not apply to the transactions that are the subject of the Application and therefore are not implicated by Section 10(f) of the Act.

                                        DEWEY BALLANTINE LLP
                                        1775 Pennsylvania Avenue, N.W.
                                        Washington, D.C.  20006-4605

                                        Attorneys for PG&E Corporation and Newco
                                        Energy Corporation LLC